EXHIBIT 8.1

2200 Ross Avenue, Suite 2200 Dallas, TX 75201 Telephone: 214-740-8000 Fax: 214-740-8800 www.lockelord.com

June 12, 2013

Medical Hospitality Group, Inc.
3241 Preston Road, Suite 7
Dallas, TX 75034

Re:           U.S. Federal Income Tax Considerations

Dear Ladies and Gentlemen:

We have acted as tax counsel to Medical Hospitality Group, Inc., a Maryland corporation (the "Company"), in connection with the Registration Statement on Form S-11 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, registering 6,000,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

In formulating our opinion herein we have reviewed the Company's organizational documents, the Registration Statement, and such certificates, including an Officer's Certificate to Counsel dated as of the date hereof (the "Officer's Certificate"), records, and other documents, and statutes, rules, and regulations as we have deemed necessary or appropriate as a basis for the opinion set forth below. In conducting such review for purposes of rendering our opinion we have not conducted an independent investigation of any of the facts set forth in the Registration Statement, the Officer's Certificate, or any other documents, records, or certificates, and have, consequently, as to relevant factual matters relied upon the Company's representations that the information presented in such documents, records, or certificates or otherwise furnished to us accurately represents and completely describes all such facts, and upon the authenticity of documents submitted to us as originals or certified copies, the accuracy of copies, the genuineness of all signatures and the legal capacity of all natural persons. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

In rendering this opinion we have assumed that (i) the transactions described in or contemplated by any of the aforementioned documents have been or will be consummated in accordance with the operative documents, (ii) the operative documents are enforceable in accordance with their terms, (iii) there have been no changes to the operative documents, all as they exist on the date of this letter, (iv) the Company has been and will continue to be organized and operated in the manner described in the Registration Statement, the Officer's Certificate and the other relevant documents referred to above, (v) there have been no changes in the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the Treasury Department (the "Treasury Regulations"), and the interpretations of the Code and Treasury Regulations by the courts and the Internal Revenue Service ("IRS"), all as they exist on the date of this letter, (vi) the Company will timely file an election to be treated as a REIT commencing with the Company's 2013 tax year, and such election will not be revoked or intentionally terminated, (vii) the Company will issue shares of Common Stock sufficient to satisfy the ownership requirements set forth in Code Sections 856(a)(5) and (6) no later than the beginning of the taxable year after the first taxable year for which the Company makes its election to be treated as a REIT, and (viii) the Company will use the proceeds of the offering to acquire real estate assets within the meaning of Code Section 856(c)(5)(B) in the taxable year ending December 31, 2013 that will generate qualifying income sufficient to satisfy the gross income tests described in Code Sections 856(c)(2) and 856(c)(3) and that will satisfy the asset tests described in Code Section 856(c)(4) beginning with the Company's 2013 tax year. Any material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

Medical Hospitality Group, Inc.
June 12, 2013

Based upon and subject to the foregoing, we are of the opinion that:

1.            The Company is organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code and the Company's actual method of operation through the date hereof will enable and the Company's proposed method of operation will continue to enable the Company to meet the requirements for qualification and taxation as a REIT under the Code beginning with its taxable year ended December 31, 2013.

2.            The section of the Registration Statement entitled "Material U.S. Federal Income Tax Considerations" identifies and fairly summarizes the U.S. federal income tax considerations that are likely to be material to a holder of Common Stock.

However, such section of the Registration Statement is not exhaustive and does not purport to discuss any state or local tax considerations or all possible U.S. federal income tax considerations of the purchase, ownership and disposition of the Common Stock. In addition, the Company's qualification and taxation as a REIT under the Code will depend upon the Company's ability to meet, through actual operating results, distribution levels, diversity of stock ownership, and the various income and asset qualification tests imposed under the Code. Such operating results may not be reviewed by us, and accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy the requirements for REIT qualification. There can be no assurance that the courts or the IRS will agree with this opinion.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or under any other law.

This opinion is being furnished to the Company in connection with the Registration Statement so that the Company may comply with its obligations under the Federal securities laws.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement under the heading "Litigation and Legal Matters" and elsewhere. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Locke Lord LLP LOCKE LORD LLP